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                                                                   EXHIBIT 10.14
                               [QUICKSILVER LOGO]

                                November 1, 1998

PERSONAL AND CONFIDENTIAL

Mr. Bernard Mariette
Quiksilver Na Pali, S.A.
Z.I. de Jalday -- B.P. 119
64501 Saint Jean de Luz CEDEX
France

Re:  SERVICES AT QUIKSILVER

Dear Bernard:

        This letter ("Agreement") will confirm our understanding and agreement regarding your continued services at Quiksilver, Inc. ("Quiksilver" or the "Company"), and completely supersedes and replaces any existing or previous oral or written understandings or agreements, express or implied, we have had and is separate and in addition to your employment agreement with Na Pali, S.A. The terms contained in this letter are effective on and after November 1, 1998.

        1. Your primary job responsibilities are to expand and market the Quiksilver brand in ways that will enhance the value of the brand in the United States or in markets where Quiksilver's domestic division does business, and will involve, but is not limited to, marketing the brand in international tourist areas, overseeing the development of the Company website, the development of the Company's retail strategy, and development of the Company's overall corporate strategy. In your position, you will report to me or my designee.

        2. Your salary will be variable and will be determined annually at the conclusion of the Company's fiscal year, and at the Company's discretion in light of the Company's performance, your performance, market conditions and other factors deemed relevant by the Company.

        3. The amount and terms of stock options to be granted to you will be determined by the Board of Directors in its discretion and covered in separate agreements.



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Bernard Mariette
November 1, 1998
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        4.     Notwithstanding anything to the contrary in this Agreement or in your prior services relationship with the Company, express or implied, your service continues to be for an unspecified term, and either you or Quiksilver may terminate such service at will and with or without Cause at any time for any reason. This aspect of your service relationship can only be changed by an individualized written agreement signed by both you and the Chairman of the Board of the Company.

               The Company may also terminate your service immediately, without notice, and without further obligation for Cause, which shall be defined as (i) your death, (ii) your permanent disability which renders you unable to perform your duties and responsibilities for a period in excess of three consecutive months, (iii) willful misconduct in the performance of your duties, (iv) violation of law, (v) self-dealing, (vi) willful breach of duty, (vii) habitual neglect of duty, (viii) a material breach by you of your obligations under Paragraph 5 or 6 of this Agreement, or (ix) sustained unsatisfactory performance (determined by the Chairman of the Board of the Company).

        5. Quiksilver owns certain trade secrets and other confidential and/or proprietary information which constitute valuable property rights, which it has developed through a substantial expenditure of time and money, which are and will continue to be utilized in the Company's business and which are not generally known in the trade. This proprietary information includes the list of names of the customers and suppliers of Quiksilver, and other particularized information concerning the products, finances, processes, material preferences, fabrics, designs, material sources, pricing information, production schedules, marketing strategies, merchandising strategies, order forms and other types of proprietary information relating to our products, customers and suppliers. You agree that you will not disclose and will keep strictly secret and confidential all trade secrets and proprietary information of Quiksilver, including, but not limited to, those items specifically mentioned above.

        6. You will be required to observed the Company's personnel and business policies and procedures as they are in effect from time to time. In the event of any conflicts, the terms of this Agreement will control.



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Bernard Mariette
November 1, 1998
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        7.     This Agreement and any stock option agreements Quiksilver may enter into with you contain the entire integrated agreement between us regarding these issues, and no modification to this letter will be valid unless set forth in writing and signed by both you and the Chairman of the Board of the Company. To the fullest extent allowed by law, any dispute, controversy or claim arising out of or relating to this Agreement, the breach thereof, or any aspect of your employment or the cessation thereof must be settled exclusively by final and binding arbitration before a single arbitrator administered by JAMS/Endispute in Orange County, California, whose fees and costs shall be evenly divided by the parties. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Company reserves the right, however, to seek judicial provisional remedies and equitable relief regarding any breach or threatened breach of your obligation regarding trade secrets and proprietary information.

        8. This Agreement will be assignable by the Company to any successor or to any other company owned or controlled by the Company, whether direct or indirect, by purchase of securities, merger, consolidation, purchase of all or substantially all of the assets of the Company or otherwise.

        Please sign, date and return the enclosed copy of this letter to me for our files to acknowledge your agreement with the above.


                                            Best personal regards,



                                            Robert B. McKnight, Jr.
                                            Chief Executive Officer

Enclosures
Acknowledged and agreed:



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BERNARD MARIETTE
Date Effective: November 1, 1998